CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 30, 2013, on the financial statements of USA MUTUALS, comprising the Vice Fund and the Generation Wave Growth Fund (the “Funds”), as of March 31, 2013, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the USA MUTUALS’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
July 26, 2013

Registered with the Public Company Accounting Oversight Board